Exhibit 99.2

Acri Capital Acquisition Corporation Announces Closing of Initial Public Offering and Exercise of Full Over-Allotment Option

Austin, Texas, June 14, 2022 (GLOBE NEWSWIRE) – Acri Capital Acquisition Corporation (the “Company”), a newly organized blank check company incorporated as a Delaware corporation and led by Chairwoman and Chief Executive Officer, “Joy” Yi Hua, today announced the closing of its initial public offering (the “Offering”) of 8,625,000 units at an offering price of $10.00 per unit, which includes 1,125,000 units issued pursuant to the exercise of the underwriter’s over-allotment option, for aggregate gross proceeds to the Company of $86,250,000. Each unit consists of one share of Class A common stock and one-half of one redeemable warrant. Each whole warrant entitles the holder thereof to purchase one share of Class A common stock. The exercise price of the warrants is $11.50 per full share. The units began trading on the Nasdaq Global Market (“Nasdaq”) under the ticker symbol “ACACU” on June 10, 2022. Once the securities comprising the units begin separate trading, Class A common stock and warrants are expected to be traded on Nasdaq under the symbols “ACAC” and “ACACW,” respectively. No fractional warrants will be issued upon separation of the units and only whole warrants will be traded.

EF Hutton, division of Benchmark Investments, LLC acts as the sole book-running manager and the representative of the underwriters for the Offering.

A registration statement on Form S-1 (File No. 333-263477) relating to the securities sold in the Offering was declared effective by the U.S. Securities and Exchange Commission (the “SEC”) on June 9, 2022. The Offering has been made only by means of a prospectus, copies of which may be obtained from EF Hutton, Attn: Syndicate Department, 590 Madison Ave., 39th Floor, New York, New York 10022, by telephone at (212) 404-7002, by fax at (646) 861-4697, or by email at syndicate@efhuttongroup.com, or by visiting EDGAR on the SEC’s website at www.sec.gov.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Acri Capital Acquisition Corporation

Acri Capital Acquisition Corporation is a blank check company, also commonly referred to as a special purpose acquisition company, or SPAC, formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities, provided that it will not undertake its initial business combination with any entity being based in or having the majority of its operations in China (including Hong Kong and Macau).

Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the Company’s initial public offering (“IPO”) and search for an initial business combination. No assurance can be given that the net proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of Acri Capital Acquisition Corporation, including those set forth in the Risk Factors section of Acri Capital Acquisition Corporation’s registration statement and prospectus for the IPO filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. Acri Capital Acquisition Corporation undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contact Information:

Acri Capital Acquisition Corporation

Ms. “Joy” Yi Hua, Chairwoman

Email：acri.capital@gmail.com